UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2009
VERICHIP CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200 DELRAY BEACH, FLORIDA	33445

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Convertible Preferred Stock Purchase Agreement
     On September 29, 2009, VeriChip Corporation, a Delaware corporation (the “Company”) entered into a Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Optimus Capital Partners, LLC doing business as Optimus Technology Capital Partners, LLC (“Optimus”) under which Optimus is committed to purchase up to $10 million shares of convertible Series A Preferred Stock of the Company (the “Preferred Stock”) in one or more tranches. Under the terms of the Purchase Agreement, from time to time and at the Company’s sole discretion, the Company may present Optimus with a notice to purchase such Preferred Stock (the “Notice”).
     Optimus is obligated to purchase such Preferred Stock on the tenth trading day after the Notice date, subject to satisfaction of certain closing conditions, including (i) that the Company is listed for and trading on a trading market, (ii) the representations and warranties of the Company set forth in the Purchase Agreement are true and correct as if made on each tranche date, (iii) Optimus shall have received a commitment fee of $800,000 payable only on the first tranche closing date in the event the gross proceeds from the first tranche closing exceed $800,000; if such gross proceeds are less than $800,000 then the entire gross proceeds must be offset toward the commitment fee and the balance of the commitment fee must be paid in cash by the Company, and if the commitment fee has not been paid in full by the six-month anniversary of the first tranche closing date then the Company must pay any remaining amount of the commitment fee in cash on such date, and (iv) that no such purchase would result in Optimus and its affiliates beneficially owning more than 9.99% of the Company’s common stock.
     In the event the closing bid price of the Company’s common stock during any one or more of the nine trading days following the delivery of a Notice falls below 75% of the closing bid price on the trading day prior to the Notice date and Optimus determines not to complete the tranche closing, then the Company may, at its option, proceed to issue some or all of the applicable shares, provided that the conversion price for the Preferred Stock that is issued shall reset at the lowest closing bid price for such nine trading day period.
     In addition, redemption of the Preferred Stock by the Company, to the extent such Preferred Stock shall not have been converted into shares of Common Stock, shall be mandatory in the event that the Company does not receive stockholder approval for the transactions described in the Purchase Agreement on or before March 31, 2010.
     To faciliate the transactions contemplated by the Purchase Agreement, R & R Consulting Partners, LLC, a company controlled by Scott R. Silverman, the Company’s chief executive officer and executive chairman of the board, will loan shares of Common Stock to Optimus equal to 135% of the aggregate purchase price for each tranche pusuant to Stock Loan Agreements between R & R Consulting Partners, LLC and Optimus. R & R Consulting Partners, LLC is being paid $100,000 plus 2% interest for entering into the stock loan arrangement. The aggregate amount of shares loaned under any and all Stock Loan Agreements, together with all other shares sold by or on behalf of the Company pursuant to General Instruction I.B.6. to Form S-3, can not exceed one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates of the Company in any 12 month period.
     A copy of the Purchase Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K. The description of certain terms of the Purchase Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Purchase Agreement.

Certificate of Designations
     On September 29, 2009, pursuant to the Purchase Agreement, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware. A summary of the Certificate of Designations is set forth below:
     Ranking and Voting. The Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, senior to the Company’s Common Stock and any other classes of stock or series of preferred stock of the Company and junior to existing and future indebtedness of the Company. Otherwise, holders of the Preferred Stock will not be entitled to receive dividends and will have no right to vote on any matters, questions or proceedings, including, without limitation, the election of directors.
     Conversion. One or more shares of the Preferred Stock may be converted into shares of Common Stock of the Company, on or after the six month anniversary of the issuance date, at a conversion price equal to the closing bid price on the trading day immediately preceeeding the Notice date (the “Conversion Price”) by the Company or Optimus. If the Company or Optimus exercises this conversion option with respect to any Preferred Stock, the Company will issue to Optimus the number of shares of Common Stock equal to (x) $10,000 per share of Preferred Stock multiplied by (y) the number of shares of Preferred Stock subject to the Notice divided by (z) the Conversion Price with respect to such shares. If the Company exercises the conversion prior to the fourth anniversary of the issuance of such shares, then in addition to the conversion shares, the Company must pay to the holder additional shares with respect to such converted shares: (i) 35% of the conversion shares if converted after the six-month anniversary of the issuance date but prior to the first anniversary of the issuance date, (ii) 27% of the converted shares if converted on or after the first anniversary but prior to the second anniversary of the issuance date, (iii) 18% of the converted shares if converted on or after the second anniversary but prior to the third anniversary of the issuance date, and (iv) 9% of the converted shares if converted on or after the third anniversary but prior to the fourth anniversary of the issuance date.
     Dividends and Other Distributions. Commencing on the first anniversary of the date of issuance of any such shares of Preferred Stock, holders of Preferred Stock shall be entitled to receive dividends on each outstanding share of Preferred Stock, which shall accrue in shares of Preferred Stock at a rate equal to 10% per annum from the date of issuance. Accrued Dividends shall be payable annually on the anniversary of the Issuance Date. No dividend shall be payable with respect to shares of Series A Preferred Stock that are redeemed for cash or converted into shares of Common Stock prior to the first anniversary of the Issuance Date with respect to such shares.
     Liquidation. Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, before any distribution or payment is made to the holders of any other class or series of stock, the holders of Preferred Stock shall first be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount with respect to the Series A Liquidation Value, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificates of Designations and Certificate of Incorporation.
     Redemption. The Company may redeem, for cash, any or all of the Preferred Stock at any time at the redemption price per share equal to $10,000 per share of Preferred Stock (the “Series A Liquidation Value”), plus any accrued but unpaid dividends with respect to such shares of Preferred Stock (the “Redemption Price”). If the Company exercises this redemption option with respect to any Preferred Stock prior to the fourth anniversary of the issuance of such Preferred Stock, then in addition to the Redemption Price, the Company must pay to Optimus a make-whole price per share equal to the following with respect to such redeemed Preferred Stock: (i) 35% of the Series A Liquidation Value if redeemed prior to the first anniversary of the issuance date, (ii) 27% of the Series A Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the issuance date, (iii) 18% of the Series A Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the issuance date, and (iv) 9% of the Series A Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the issuance date.
     The Preferred Stock and Common Stock issuable upon conversion of the Preferred Stock, if any, will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     A copy of the Certificate of Designations is attached as Exhibit 3.1 to this Current Report on Form 8-K. The description of certain terms of the Certificate of Designations set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Designations.
ITEM 3.02. Unregistered Sales of Equity Securities.
     The Company agreed to issue the Preferred Stock and Common Stock issuable upon conversion of the Preferred Stock in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). The information disclosed under Item 1.01 is incorporated into this Item 3.02 in its entirety.
ITEM 3.03. Material Modification to Rights of Security Holders.
     The information disclosed under Item 1.01 of this report is incorporated into this Item 3.03 in its entirety.
ITEM 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     The information disclosed under Item 1.01 of this report is incorporated into this Item 5.03 in its entirety.
ITEM 8.01. Other Events.
     On September 29, 2009, the Company issued a press release announcing the entry into the Purchase Agreement as set forth in Item 1.01 of this Current Report on Form 8-K. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
     On September 29, 2009, the Company issued a press release to announce further details of the development of its virus triage detection system for the H1N1 virus. The press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description
3.1	Certificate of Designations of Convertible Series A Preferred Stock (included as part of Exhibit 10.1)

10.1	Convertible Preferred Stock Purchase Agreement, dated September 29, 2009, between VeriChip Corporation and Optimus Capital Partners, LLC

99.1	Press Release of VeriChip Corporation dated September 29, 2009

99.2	Press Release of VeriChip Corporation dated September 29, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2009	VeriChip Corporation
/s/ William J. Caragol
William J. Caragol
Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Designations of Convertible Series A Preferred Stock (included as part of Exhibit 10.1)

10.1	Convertible Preferred Stock Purchase Agreement, dated September 29, 2009, between VeriChip Corporation and Optimus Capital Partners, LLC

99.1	Press Release of VeriChip Corporation dated September 29, 2009

99.2	Press Release of VeriChip Corporation dated September 29, 2009